Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Sema4 Holdings Corp.
(Exact name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	4,932,132(2)	$2.17(3)	$10,702,727	0.0000927	$993
Equity	Class A common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	4,285,208(4)	$2.17(5)	$9,298,902	0.0000927	$863
Total Offering Amounts				—	$20,001,629	—	$1,856
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$1,856
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock of Sema4 Holdings Corp. (the “Registrant”) that become issuable by reason of any stock split, stock dividend, recapitalization or any other similar transaction effected which results in an increase in the number of Registrant’s outstanding shares of Class A common stock, as applicable.
(2)Represents shares of the Registrant’s Class A common stock issuable under new employment inducement stock option awards granted on May 2, 2022 in accordance with Nasdaq Listing Rule 5635(c)(4).
(3)Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $2.17 per share, the average of the high and low prices of the Registrant’s Class A common stock on May 2, 2022 as reported on the Nasdaq Global Select Market.
(4)Represents shares of the Registrant’s Class A common stock issuable under new employment inducement restricted stock unit awards granted on May 2, 2022 in accordance with Nasdaq Listing Rule 5635(c)(4).
(5)Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $2.17 per share, the average of the high and low prices of the Registrant’s Class A common stock on May 2, 2022 as reported on the Nasdaq Global Select Market.